UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Eastern Light Capital
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Eastern Light Capital, Incorporated
100 Pine Street - Suite 560
San Francisco, California 94111

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held November 4, 2010
10:00 A.M. (Pacific Daylight Time)

To Our Stockholders:

        You are cordially invited to attend the special meeting (the "Meeting") of stockholders of Eastern Light Capital, Incorporated a Delaware corporation ("ELC," "we," "our," "us," or the "Company"), to be held at the Company's offices located at 100 Pine Street - Suite 560, San Francisco, California 94111 on November 4, 2010, at 10:00 a.m. (Pacific Daylight Time), for the following purpose:

        To approve an amendment to the Company’s Restated Certificate of Incorporation (“Charter”), as amended, to allow conversion of the Series A Preferred Stock into Common Stock.

        There are two categories of stock outstanding, Common Stock and Preferred Stock. Only stockholders of record at the close of business on October 14, 2010 will be entitled to notice of and to vote at the Meeting.

       Your proxy is enclosed. However, if you do not expect to attend or if you plan to attend but desire the proxy holders to vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. Please return the proxy promptly to avoid the expense of additional proxy solicitation. You may also instruct the voting of your shares over the Internet or by telephone by following the instructions on your proxy card. Voting by written proxy, over the Internet, or by telephone will not affect your right to vote in person in the event you find it convenient to attend.

        If you have any questions regarding your proxy, or need assistance in voting your shares, please contact Richard Wrensen at 1-415-693-9500 ext. 102 or 888-956-7822 (toll free).

Important Notice about the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on November 4, 2010.
The proxy statement, our 2009 annual report and our 2010 quarterly reports are available at http://www.elcreit.com

San Francisco, CA
Dated: October 19, 2010

By order of the Board of Directors
/s/ Richard J. Wrensen
Richard J. Wrensen Chairman and Chief Executive Officer

Eastern Light Capital, Incorporated
100 Pine Street - Suite 560
San Francisco, California 94111
415-693-9500

PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        We are soliciting proxies for a Meeting of stockholders to be held on November 4, 2010 at 10:00 a.m. (Pacific Daylight Time) at the Company's offices located at 100 Pine Street - Suite 560, San Francisco, California 94111 (the "Meeting"). We are sending this proxy statement and the enclosed proxy to our stockholders of record as of October 14, 2010 commencing on or about October 19, 2010.

       The Company has two categories of stock outstanding, either Common Stock, par value $0.01 per share (the “Common Stock”) or the Series A Preferred Stock, par value $0.01 per share (“Preferred Stock”). As of October 14, 2010 there are 351,901 Common Stock shares outstanding and 196,404 Preferred Stock shares outstanding.

Solicitation

        Our Board of Directors is soliciting the enclosed proxy. We will bear the cost of this solicitation of proxies. Solicitations will be made by mail. We may, in a limited number of instances, solicit proxies personally or by telephone. We will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our shares.

Voting Requirements

        Your shares can be voted at the Meeting only if you are present in person or represented by proxy. Even if you plan to attend the Meeting, we urge you to vote in advance. Under Delaware law, a stockholder may authorize another person as proxy via electronic or telephonic means. Therefore, you may direct your vote electronically by accessing the applicable website and following the on-screen instructions or by calling the toll-free number listed on your proxy card. Please have your proxy card in hand when going online or calling. If you instruct the voting of your shares electronically, you do not need to return your proxy card. If you choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

        Stockholders who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares. If you are a stockholder who owns shares through a broker and attends the Meeting intending to vote at the Meeting, you should bring a letter from your broker identifying you as the beneficial owner of the shares and acknowledging that you will vote your shares.

Quorum

        Each share of our Common Stock and Preferred Stock is entitled to one vote. Delaware law provides that the presence, in person or by proxy, of holders of a majority of the shares entitled to vote is necessary to constitute a quorum for the Meeting.

Votes Required

        Both the Preferred Stock and the Common Stock and Preferred Stock, voting as a group, are required to separately approve the amendment to the Company’s Charter to modify the terms of the existing Preferred Stock.  The required Preferred Stock approval is the affirmative vote of 66 2/3% of the preferred shares votes entitled to vote on the proposal. The required Common Stock and Preferred Stock approval, voting as a group, is the affirmative vote of a majority of all the shares entitled to vote on the proposal.

Counting of Votes

        All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Meeting in accordance with the directions given. If you sign and return your proxy card without giving specific voting instructions, your shares will be voted FOR the proposal to amend the Company's Charter to modify the terms of the Preferred Stock. Representatives of our transfer agent will assist us in the tabulation of the votes.

Effect of Abstentions and Broker Non-Votes

        An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote. A broker non-vote occurs when a broker nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner.

        Abstentions and broker non-votes will be treated as present and entitled to vote for purposes of determining the presence of a quorum. However, abstentions and broker non-votes will have the same effect as a vote "against" the proposal to amend the terms of the Preferred Stock.

Revocability of Proxy

        Any proxy given may be revoked at any time prior to its exercise by notifying the Acting Secretary of the Company in writing of such revocation, by duly executing and delivering another proxy bearing a later date (including an Internet or telephone vote), or by attending and voting in person at the Meeting.

Householding

        "Householding" is a program, approved by the Securities and Exchange Commission (the "SEC"), which allows companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of stockholder proxy materials to any household at which two or more stockholders reside. If you and other residents at your mailing address own shares of our Common Stock in street name, your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be "householding" materials to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account. If you hold shares of our Common Stock in your own name as a holder of record, "householding" will not apply to your shares.

Postponement or Adjournment of Meeting

        If a quorum is not present or represented, our bylaws permit the stockholders entitled to vote at the Meeting, present in person or represented by proxy, to adjourn the Meeting from time to time to a date after the original record date without notice other than the announcement at the Meeting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

        Q:    Why am I receiving these materials?

        A:    The Board of Directors of the Company (the "Board") is providing these proxy materials to you in connection with the solicitation of proxies for exercise at the Meeting. As a holder of either our Common Stock or the Preferred Stock, you are invited to attend the Meeting and are requested to vote on the proposal described in this proxy statement.

        Q:    Why are you having a Special Meeting?

        A:    We are holding a special meeting to vote on a proposal to our Restated Certificate of Incorporation (the “Charter”). The Company seeks approval from its shareholders to amend our Charter to modify the terms of Preferred Stock, to allow its conversion into Common Stock. If the holders of the Common Stock and the Preferred Stock approve the proposed amendments to the Charter, the Company intends to convert all of the outstanding Preferred Stock into Common Stock. Each share of Preferred Stock would receive one and a quarter (1.25) shares of Common Stock (for each holder, rounded up to the closest number of whole shares). If the proposal receives the requisite stockholder approvals and the proposal is adopted, we plan to convert all holders of Preferred Stock (whether the shares of Preferred Stock are voted or not) into Common Stock.

        Q.    Why are you proposing to convert the Preferred Stock into Common Stock?

        Our primary goal is to maximize shareholder value and balance the competing interests of our two categories of share ownership, Common Stock and Preferred Stock. If the Proposal is approved and made effective, upon conversion of the Preferred Stock into Common Stock all shares would be treated equally. We believe that conversion into a single class of shares, Common Stock, is in the best interests of both our common and preferred shareholders and will maximize the value of all shareholders.

       Q.   What are the competing interests of the Common and Preferred Shareholders and why is it in the best interest of all shareholders to vote for the conversion?

       A: Conversion will simplify our balance sheet and enhance our abilities to obtain additional equity capital. Additional equity capital will help us to profitably operate and grow our business. Additionally, we believe that with an improved and simplified capital structure, there are multiple business opportunities we can pursue to enhance shareholder value that have not previously been feasible.

       Conversion of the Preferred Shares into Common Share will also assist the Company’s efforts to maintain compliance with the NYSE Amex continued listing requirements and provide the converted shares with the liquidity of a NYSE Amex listing. As of October 6, 2010 the Common Stock closed on the NYSE Amex at $4.00 per share.  While the Common Stock’s future trading price is undeterminable, there is no known market for the Preferred Stock and no such market is expected to develop in the foreseeable future.

       Conversion also resolves the competing dividend claims of Preferred Stock and the residual equity claims of Common Stock. Preferred Stock dividends are declared at the Board’s discretion and the Internal Revenue Service code allows a real estate investment trust to forego distributions of dividends, when net operating loss carry forwards (the “NOL”) are available to offset taxable income.  As of December 31, 2009 the Company had NOLs of approximately $8,156,405. The creation of a simplified capital structure will allow the NOLs to benefit all shareholders equally and may allow the Company to accelerate the declaration of dividends to the benefit of former preferred shareholders.

Q.    How did the Company loose approximately $8,156,405?

A:    Since 2007, unprecedented turmoil in residential real estate has included: significantly lower residential home prices; significant increases in borrower delinquencies and lender foreclosures; declines in loan originations; tightening of credit facilities and the virtual elimination of the market for single asset mortgage sales. To maintain shareholder value during these uncertain times, we discontinued new loan originations, focused on asset management and satisfied all our direct borrowing obligations, while also reducing operating costs and other liabilities. Despite these efforts to remain profitable and on account of the enormity of housing market’s decline, the Company incurred significant losses.

Q:    What vote is required to approve the Proposal?

A:     The Preferred Stock and both the Common Stock and the Preferred Stock, voting as a group, are required to separately approve the amendment to the Company’s Charter to amend the terms of the existing Preferred Stock.  The required Preferred Stock approval is the affirmative vote of 66 2/3% of the preferred shares entitled to be vote. The required Common Stock and Preferred Stock approval is the affirmative vote of a majority of all the common shares and preferred shares entitled to vote.

Q:    What are the voting rights of the holders of Common Stock?

A:    Each share of Common Stock is entitled to one (1) vote. The conversion will not modify the Common Stock’s voting rights.

Q:    What are the voting rights of the holders of Preferred Stock?

A:    Each share of Preferred Stock is currently entitled to one (1) vote. Upon conversion to Common Stock, each Preferred Stock share will receive one and a quarter (1.25) shares of Common Stock and receive one and a quarter (1.25) votes.

Q:    If the Proposal to convert the Preferred Stock into Common Stock is approved, what will be the immediate consequences to the Company?

A:    Upon conversion, the Preferred Stock will revert to the status of authorized but unissued shares of Preferred Stock and the outstanding number of common shares will increase by one and a quarter (1.25) times the number of outstanding preferred share or approximately 246,146 shares. Convertibility of Preferred Stock into Common Stock is consistent with the Compliance Listing Plan already approved by the NYSE Amex to satisfy the exchange’s continued listing requirements for our Common Stock. The additional value of the converted Preferred Stock is expected to satisfy the NYSE Amex’s immediate Common Stock valuation threshold and the converted shares will also obtain the immediate liquidity of trading on the NYSE Amex.

Q:    If the Proposal to convert the Preferred Stock is NOT approved, what will be the consequences to the stockholders and the Company?

A:     On account of the significant decline in residential property assets and the significant decline in the Company’s resources, our ability to restore consistent profitability is dependent upon our ability to successfully implement our strategic initiatives and acquire new assets that contribute sufficient additional cash flow to enable us to meet our current and future expenses. Our future financial performance and success are dependent in large part upon our ability to raise additional capital and successfully implement our contemplated strategies. If the Proposal is not approved and implemented, we may not be able to accomplish our current plans to maintain our real estate investment trust status, to invest in existing, leased, commercial properties and utilize limited leverage to reinstate a sustainable dividend.

        If our stockholders do not approve the Proposal, the Company will miss the opportunity to simplify its capital structure and violate the Common Stock’s Continued Listing Plan, already approved by the NYSE Amex. The Preferred Stock will also forego the benefits of increased shareholder liquidity and the ability to sell their converted shares on the NYSE Amex.

        If our stockholders do not approve the Proposal, the Preferred Stock will remain issued and outstanding, and entitled to all of the existing rights associated with the Preferred Stock. The holders of the Preferred Stock will continue to be entitled to preferential dividends and liquidation proceeds. However, we currently do not intend to pay future dividends to the Preferred Stock until the Company’s Net Operating Loss Carry Forwards are completely utilized. The Company’s dividend policy may be reconsidered upon conversion of the Preferred Stock into Common Stock. Without approval of the conversion of Preferred Stock into Common Stock, dividend distributions to holders of Preferred Stock and Common Stock will remain unavailable for the foreseeable future.

        Q:    Are holders of Preferred Stock entitled to dividends?

        A:    Dividends are declared at the discretion of the Company’s Board of Directors. If declared, the Preferred Stock is entitled to an annualized return on the aggregate adjusted net capital contribution, determined on a not less than quarterly basis, equal to the lesser of: (a) 10.25%, (b) 1.50% above then current prime rate of interest or (c) the rate set by the Board of Directors. Under certain circumstances, the Preferred Stock may also participate in the dividends payable to the Common Stock. We have not declared a dividend on shares of our Preferred Stock since May of 2005 and we have not declared a dividend on shares of our Common Stock since January 2005. Also the Preferred Stock has never participated in a Common Stock dividend.  Given our current financial condition, we currently do not intend to pay future dividends on the Preferred Stock until the Company’s Net Operating Loss Carry Forwards are completely utilized. However, the Company’s dividend policy may be reconsidered and accelerated upon conversion of the Preferred Stock into Common Stock and the Company returning to sustainable profitability. Without approval of the conversion of Preferred Stock into Common Stock, dividend distributions to holders of capital stock will remain limited. There are no Preferred Stock dividends outstanding.

        Q: What is the Preferred Stock’s dividend preference?

        A:    The Preferred Stock is entitled to a dividend preference in an amount equal to an annualized return on the aggregate adjusted net capital contribution at each dividend date during the year, reviewed at least quarterly. The annualized return is the lesser of: (1) 10.25%, (ii) 1.50% over the Prime Rate, or (iii) the rate set by the Board of Directors. The preferred dividend is declared at the Board’s discretion, non-cumulative, and has no right to accrual if dividends are not paid or declared. After declaring dividends to the Preferred Stock, in the amount of the dividend preference, no further dividends may be declared on the Preferred Stock, until the dividends declared on each share of Common Stock equals the dividend preference for each share of Preferred Stock. Any additional dividends will be allocated such that the annual amounts of dividend on each share of Series A Preferred Stock and each share of Common Stock are equal for the calendar year.

        Q: What is the Preferred Stock’s liquidation preference?

        A:    In addition to the right to a preferential dividend, the Preferred Stock is entitled to receive all liquidating distributions until they have received an amount equal to their aggregate adjusted net capital contribution, before any payments are made to the holders of Common Stock. Currently, this claim is approximately $26.83 per share. If our available assets are insufficient to pay the liquidating distributions on the Preferred Stock, then the holders of the Preferred Stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Any liquidating distributions to capital stock are subject to payments on outstanding indebtedness and liquidation costs. Currently, the estimated Preferred Stock distribution from liquidation is approximately $15.23 per share. The consolidation or merger with or into any other business entities, or the sale of all or substantially all of our assets of the Company, is not deemed to constitute a liquidation, dissolution or winding up for purposes of the Preferred Stock preference.

       Q: Has the Company considered liquidation?

       A: The approval of the Board of Directors and a majority of a quorum of the Preferred Stock and the Common Stock, voting as a group, are required to approve voluntary liquidation of the Company. Since the Common Stock votes significantly outnumber the Preferred Stock votes and the Common Stock may not receive any liquidating proceeds, the Common Stock is unlikely to approve a vote for liquidation and preferential asset distribution to the Preferred Stock.

        Q: May the Company redeem the Preferred Stock?

        A:   Annually in writing, Preferred Stock shareholders may tender their shares by May 15 for redemption on or after June 30. The Board, in their sole, arbitrary discretion, may delay, postpone, deny or proceed with redemption. Any redeemed share is entitled to its adjusted, net capital contribution. Also, if the Company creates any new class or series of shares having preference or parity to the outstanding Series A Preferred Stock, the Company must redeem all the outstanding Series A Preferred Stock at their aggregate net adjusted capital contribution.

       Q: Do the holders of Preferred Stock have any other preferential rights?

       A: Yes, the affirmative approval of 66 2/3% of the Preferred Stock entitled to vote is required to (i) alter or change the rights, preferences, or privileges of the Series A Preferred Shares so as to materially and adversely affect the Series A Preferred Shares; or  (ii) increase the authorized number of Series A Preferred Shares; or (iii) create any new class or series of capital stock having preference or being on parity with the Series A Preferred Stock with respect to dividends or assets, unless the purpose of the creation of the new class or series is, and the proceeds to be derived from its sale or issuance thereof are to be used for, the retirement of all Series A Preferred Shares then outstanding; or (iv) merge or consolidate with any other trust, entity or corporation (except into or with a wholly owned subsidiary); or (v) sell or lease all or substantially all the Company’s assets.

Board Recommendations

        Q:    How does the Board Recommend I vote?

        A:    The Board recommends a vote “FOR” approval of the Proposal to amend the Company's Charter to allow the Series A Preferred Stock to convert into Common Stock at a conversion ratio of one and a quarter (1.25) shares of Common Stock for each share of Preferred Stock.

        Our primary goal remains maximizing shareholder value. If the Proposal is approved and made effective, upon conversion of the Preferred Stock into Common Stock all shares would be treated equally. Conversion will simplify our balance sheet and enhance our abilities to obtain additional equity capital. Additional equity capital will help us to profitably operate, and grow our business. Additionally, we believe that with an improved and simplified capital structure, there are multiple business opportunities we can pursue to enhance shareholder value that have not previously been feasible.

       Conversion of the Preferred Shares into Common Share will also provide the preferred shares with the liquidity of a NYSE Amex listing and will assist the Company’s efforts to maintain compliance with the NYSE Amex continued listing requirements. As of October 6, 2010 the Common Stock closed on the NYSE Amex at $4.00 per share.  While the Common Stock’s future trading price is undeterminable, there is no known market for the Preferred Stock and no such market is expected to develop in the foreseeable future.

      Approval of the Proposal also resolves the competing dividend claims of Preferred Stock and the residual equity claims of Common Stock. The Internal Revenue Service code allows a real estate investment trust to forego distributions of dividends, when net operating loss carry forwards (the “NOL”) are available to offset taxable income.  As of December 31, 2009 the Company had NOLs of approximately $8,156,405. The creation of a simplified capital structure will allow the NOLs to benefit all shareholders equally and may allow the Company to accelerate the declaration of dividends to the benefit of former preferred shareholders.

        If the amendment to our Charter is not approved and implemented, there may be a near-term negative effect on our business, results of operations, and financial position, including the immediate inability to remain an exchange listed company and provide any liquidity to our shareholders. We will also remain handicapped in trying to raise additional equity capital to accomplish our current plans to maintain our real estate investment trust status, to invest in existing, leased, commercial properties and utilize limited leverage to reinstate a sustainable dividend.

PROPOSAL

TO AMENDMENT TO THE COMPANY'S CHARTER TO INCLUDE CONVERTIBILITY
OF THE SERIES A PREFERRED STOCK INTO COMMON STOCK

        The Board of Director’s primary goal remains maximizing shareholder value. If the Proposal to amend the Charter is approved and made effective, upon conversion of the Preferred Stock into Common Stock all shares would be treated equally. Conversion of the Preferred Stock will significantly enhance our balance sheet’s flexibility and abilities to obtain additional equity capital to operate and grow our business. Additionally we believe that with an improved and simplified capital structure, there are multiple business opportunities we can pursue to enhance shareholder value that have not previously been feasible.

       Conversion of the Preferred Shares into Common Share will also assist the Company’s efforts to maintain compliance with the NYSE Amex continued listing requirements and provide the converted shares with the additional liquidity of trading on the NYSE Amex. As of October 6, 2010 the Common Stock closed on the NYSE Amex at $4.00 per share.  The Common Stock’s future trading price is undeterminable. There is no known market for the Preferred Stock and no such market is expected to develop in the foreseeable future.

      The approval of this Proposal resolves the competing preferential dividend claims of Preferred Stock and the residual equity claims of Common Stock by creating only one class of outstanding shares. The Internal Revenue Service code allows a real estate investment trust to forego distributions of dividends, when net operating loss carry forwards (the “NOL”) are available to offset taxable income.  Under our current capital structure the Board does not intend to declare a dividend until the NOLs are fully utilized. As of December 31, 2009 the Company has NOL’s of approximately $8,156,405. The creation of a simplified capital structure will allow the NOLs to benefit all shareholders equally and may allow the Company to accelerate the declaration of dividends to the benefit of former preferred shareholders upon the Company's return to sustainable profitability.

        On September 30, 2010, the Board approved an amendment to our Charter to modify the terms of our Preferred Stock as described in this proxy statement. Under Delaware law and our Charter, the Preferred Stock and both the Common Stock and the Preferred Stock, voting as a group, are required to separately approve the amendment to the Company’s Charter to amend the terms of the existing Preferred Stock.  The required Preferred Stock approval is the affirmative vote of 66 2/3% of the preferred shares entitled to vote. The required Common Stock and Preferred Stock approval is the affirmative vote of a majority of all the common shares and preferred shares entitled to vote. There are 351,482 and 196,901 shares of Common Stock and Series A Preferred Stock outstanding, respectively. Upon conversion, approximately 246,126 additional Common Stock shares will be issued to former Preferred Stock shareholders to increase the total Common Stock shares outstanding to approximatley 597,608.

        At the Meeting, the Company is seeking the approval of the holders of the Company's Common Stock and Preferred Stock to amend our Charter to modify the terms of the Series A Preferred Stock. Specifically, the amendment would add the following paragraph as the last section of Article IV of our Charter:

“(f)    Convertibility. The Board of Directors may elect to convert all the Series A Preferred Stock into Common Stock. Upon such action, each outstanding share of the Series A Preferred Stock, shall without any action on the part of the holder thereof, be reclassified as, and converted into one and a quarter (1.25) shares of Common Stock (for each holder, rounded up to the closest number of whole shares).”

        If the Proposal is approved by holders of the Common Stock and Preferred Stock at the Meeting, the amendment to modify the term of our Preferred Stock will not become effective unless it is also filed with the Secretary of State of the State of Delaware. At any time before or after our stockholders approve the proposed amendment, our Board may determine not to make all the modifications described above to the terms of the Series A Preferred Stock. If this occurs, we will file Articles of Amendment that include only the modifications that our Board determines to make. Even if the provisions of the proposed amendment is approved by our stockholders as required by Delaware law and our Charter, we will not file Articles of Amendment to modify our Charter, unless all other conditions to closing the amendments have been satisfied or waived. In particular, even if the requisite stockholder approvals are obtained, at the discretion of the Board of Directors, we may delay filing the amendments or terminate the proposal and not implement any of the proposed amendment, if at the time the Company is not eligible to make such amendment under Delaware law.

Effects of the Proposed Amendments on the Company's Preferred Stock

        In addition to the effects described above, the paragraphs below describe the effects of the proposed amendment, if the proposed amendment is approved by our stockholders and become effective and the Company elects to convert all the Series A Preferred Stock into Common Stock. The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the amendment.

Modifications to Voting Rights

        Currently, our Charter provides the Series A Preferred Stock with one vote per share for items voted upon by both the Common Stock and Preferred Stock.  Conversion of the Preferred Stock into Common Stock will provide each converted Preferred Stock share with voting rights commensurate with common stock ownership or a 125% increase in total voting rights.

        Our Charter also provides that, so long as shares of the Series A Preferred Stock remain outstanding, without the approval of holders of 66 2/3% of the outstanding shares of the Preferred Stock, voting as a single class that we may not:

1.  Alter or change the rights, preferences, or privileges of the Series A Preferred Shares so as to materially and adversely affect the Series A Preferred Shares; or

2.  Increase the authorized number of Series A Preferred Shares; or

3. Create any new class or series of capital stock having preference or being on parity with the Series A Preferred Stock with respect to dividends or assets, unless the purpose of the creation of the new class or series is, and the proceeds to be derived from its sale or issuance thereof are to be used for, the retirement of all Series A Preferred Shares then outstanding; or

4.  Merge or consolidate with any other trust, entity or corporation, except into or with a wholly owned subsidiary corporation; or

5. Sell, convey, or otherwise dispose of or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of or sell and lease back, all or substantially all of the property or business of the Corporation.

        Upon effectiveness of the proposed amendment and election by the Board to convert each Series A Preferred Stock share into one and a quarter (1.25) Common Stock shares, the converted Series A Preferred Stock’s preferential voting rights will expire and each converted share will receive the voting rights commensurate with Common Stock ownership. Such additional voting rights, however, will cease to include voting as a single class to approve the aforementioned voting preferences.

Modifications to Dividend Rights

        Currently, the Company's Charter provides that dividends on Preferred Stock are preferential until and including the redemption of such shares or the Company's liquidation.  When declared, the Company must set apart for payment the full declared dividend for all Series A Preferred Stock before the Company may pay dividends on shares of Common Stock.

        The Company has not declared a Preferred Stock dividend since May of 2005.  When declared, the Preferred Stock is entitled to an annual dividend preference, in an amount equal to an annualized return on the aggregate adjusted net capital contribution at each dividend date during the calendar year, reviewed at least quarterly. The annualized return is the lesser of: (1) 10.25%, (ii) 1.50% over the Prime Rate, or (iii) the rate set by the Board of Directors. The preferred dividend is declared at the Board’s discretion, non-cumulative, and has no right to accrual if dividends are not paid or declared. After declaring dividends to the Preferred Stock, in the amount of the dividend preference, no further dividends may be declared on the Preferred Stock, until the dividends declared on each share of Common Stock equals the dividend preference for each share of Preferred Stock. During the calendar year, any additional dividends will be allocated such that the amounts of dividend on each share of Series A Preferred Stock and each share of Common Stock are equal. As a real estate investment trust, the Internal Revenue Service code allows the Company to forego distributions of dividends, when net operating loss carry forwards are available to offset taxable income.  As of December 31, 2009 the Company had net operating loss carry forwards of approximately $8,156,405. Under our current capital structure the Board does not intend to declare a dividend until the NOLs are fully utilized. The creation of a simplified capital structure will allow the NOLs to benefit all shareholders equally and may allow the Company to accelerate the declaration of dividends to the benefit of former preferred shareholders upon the Company's return to sustainable profitability.

        Upon the effectiveness of the proposed amendment, and election by the Board to convert the Preferred Stock into Common Stock the converted Series A Preferred Stock’s preferential dividend rights will expire and each converted share will receive one and a quarter Common Stock shares and the dividend rights attributable to Common Stock.

Modifications to Liquidation Rights

        The Company's Charter requires, upon liquidation, dissolution or winding up of the Company, to pay to the holders of the Series A Preferred Stock, their aggregate adjusted net capital contribution, before any payments are made to the holders of Common Stock. Currently, this claim is approximately $26.83 per share. If our available assets are insufficient to pay the liquidating distributions on the Preferred Stock, then the holders of the Preferred Stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Any liquidating distributions to capital stock are subject to payments on outstanding indebtedness and liquidation costs. Currently, the estimated Preferred Stock distribution from liquidation is approximately $15.23 per share. The consolidation or merger with or into any other business entities, or the sale of all or substantially all of our assets of the Company, is not deemed to constitute a liquidation, dissolution or winding up for purposes of the Preferred Stock preference.

       Upon the effectiveness of the proposed amendment, and election by the Board to convert the Preferred Stock into Common Stock the converted Series A Preferred Stock’s preferential liquidation rights will expire and each converted share will receive one and a quarter Common Stock shares and the liquidation rights attributable to Common Stock.

Modifications to Optional Redemption Provisions

        The Company’s Charter prohibits us from electing to call shares of Series A Preferred Stock without redemption of the entire series for an amount equal to their aggregate adjusted net capital contribution. No shares of the Series A Preferred Stock shall be called unless all outstanding shares of that series of Preferred Stock are simultaneously redeemed. Currently, the adjusted net capital contribution is approximately $26.83 per share.

      Annually in writing, Preferred Stock shareholders may tender their shares by May 15 for redemption on or after June 30. The Board, in their sole, arbitrary discretion, may delay, postpone, deny or proceed with redemption. Any redeemed share is entitled to the adjusted net capital contribution. Also, if the Company creates any new class or series of shares having preference or parity to the outstanding Series A Preferred Stock, the Company must redeem all the outstanding Series A Preferred Stock at their aggregate net adjusted capital contribution.

        Upon the effectiveness of the proposed amendment, and election by the Board to convert the Preferred Stock into Common Stock the converted Series A Preferred Stock’s redemption provisions will expire and each converted share will receive one and a quarter Common Stock shares.  The Company’s Common Stock shares are listed on the NYSE Amex and provide common share liquidity. There are no Common Stock redemption provisions in the restated Articles of Incorporation.

Benefits for the Company

        To approve this Proposal, separate approval of the Preferred Stock and both the Common Stock and the Preferred Stock, voting as a group, are required.  The required Preferred Stock approval is the affirmative vote of 66 2/3% of the Preferred Stock shares. The required Common Stock and Preferred Stock approval is the affirmative vote of a majority of all the Common Stock shares and Preferred Stock shares.

       The Board of Director’s primary goal remains maximizing shareholder value. If the Proposal to amend the Charter is approved and made effective, upon conversion of the Preferred Stock into Common Stock all shares would be treated equally. Conversion of Preferred Stock into Common Stock will significantly enhance our balance sheet’s flexibility and abilities to obtain additional equity capital to operate and grow our business. Additionally we believe that with an improved and simplified capital structure, there are multiple business opportunities we can pursue to enhance shareholder value that have not previously been feasible.

       Conversion of the Preferred Shares into Common Share will also assist the Company’s efforts to maintain compliance with the NYSE Amex continued listing requirements and provide the converted shares with the additional liquidity of trading on the NYSE Amex. As of October 6, 2010 the Common Stock closed on the NYSE Amex at $4.00 per share.  The Common Stock’s future trading price is undeterminable. There is no known market for the Preferred Stock and no such market is expected to develop in foreseeable future.

      Approval of this Proposal resolves the competing preferential dividend claims of Preferred Stock and the residual equity claims of Common Stock by creating only one class of outstanding shares. The Internal Revenue Service code allows a real estate investment trust to forego distributions of dividends, when net operating loss carry forwards (the “NOL”) are available to offset taxable income.  Under our current capital structure the Board does not intend to declare a dividend until the NOLs are fully utilized. As of December 31, 2009 the Company has NOL’s of approximately $8,156,405. The creation of a simplified capital structure will allow the NOLs to benefit all shareholders equally and may allow the Company to accelerate the declaration of dividends to the benefit of former preferred shareholders upon the Company's return to sustainable profitability.

              We believe the conversion of the outstanding Preferred Stock into Common Stock will benefit the company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL
TO AMENDMENT TO THE COMPANY'S CHARTER TO INCLUDE CONVERTIBILITY
OF THE SERIES A PREFERRED STOCK INTO COMMON STOCK

BENEFICIAL OWNERSHIP INFORMATION

Current Ownership

        The following table lists information regarding the beneficial ownership of our common and preferred stock as of the September 30, 2010 by (i) each director, (ii) each Named Executive Officer, and (iii) each person known to us to beneficially own more than five percent of either our common or preferred stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Name of BeneficialOwner(1)	Common Shares Beneficially Owned	% of Common Shares Owned	Preferred Shares Beneficially Owned	% of Preferred Shares Owned
Richard J. Wrensen (2)	103,675	29.5%	20,926	10.6%
Ace J. Blackburn (3)	780	*	0	*
James L. Grainer (4)	600	*	0	*
Alan R. Jones (5)	915	*	0	*
Stephen L. Ranzini (6)	27,176	7.7%	0	*
Frank Spottke (7)	0	*	22,381	11.4%
Hernalio Reyes (8)	0	*	16,334	8.3%
Capital Alliance Advisors, Inc.(9)	25,618	7.3%	3,661	1.9%
Dennis Konczal (10)	17,632	5.0%	984	*
All directors and executive officers as a group (4 persons) (11)	105,970	30.1%	20,926	10.6%

(1)	Beneficial owners numbered 2 through 5 can be contacted at 100 Pine Street-Suite 560, San Francisco, CA 94111.
(2)
Includes spousal ownership of 18,600 common shares and 3,464 preferred shares, in which Mr. Wrensen claims no beneficial interest. Includes 14,508 preferred shares consistent with the Internal Revenue Code’s attribution standards in which Mr. Wrensen claims no beneficial interest.  Mr. Wrensen’s options to purchase an additional 38,405 common shares exercisable within 60 days of September 30, 2010 are not included.

(3)	Mr. Blackburn’s options to purchase an additional 8,000 common shares exercisable within 60 days of September 30, 2010 are not included.
(4)	Mr. Grainer’s options to purchase an additional 8,750 common shares exercisable within 60 days of September 30, 2010, are not included.
(5)	Mr. Jones’s options to purchase an additional 7,600 common shares exercisable within 60 days of September 30, 2010, are not included.
(6)	Mr. Ranzini has sole voting power for a group of private investors.
(7)	Mr. Spottke is a private investor.
(8)	Mr. Reyes is a private investor.
(9)	100 Pine Street-Suite 2450, San Francisco, CA 94111. Voting control is unknown.
(10)	Mr. Konczal is a former Officer and Director. 100 Pine Street-Suite 2450, San Francisco, CA. Options to purchase 13,750 common shares exercisable within 60 days of September 30, 2010 are not included.
(11)	Includes Mr. Wrensen, Mr. Blackburn, Mr. Grainer and Mr. Jones.

 *Less than 1.0% owned.

Pro Forma Ownership

        The following table provides pro forma information regarding the beneficial ownership of our Common Stock following conversion of the Preferred Stock into Common Stock on September 30, 2010.

Name of BeneficialOwner(1)	Common Shares Beneficially Owned	% of Common Shares Owned	Preferred Shares Beneficially Owned	% of Preferred Shares Owned
Richard J. Wrensen (2)	129,833	21.7%	0	0%
Ace J. Blackburn (3)	780	*	0	0%
James L. Grainer (4)	600	*	0	0%
Alan R. Jones (5)	915	*	0	0%
Stephen L. Ranzini (6)	27,176	4.5%	0	0%
Frank Spottke (7)	27,977	4.7%	0	0%
Hernalio Reyes (8)	20,418	3.4%	0	0%
Capital Alliance Advisors, Inc.(9)	30,195	5.1%	0	0%
Dennis Konczal (10)	18,862	3.2%	0	0%
All directors and executive officers as a group (4 persons) (11)	132,128	22.1%	0	0%

(1)	Beneficial owners numbered 2 through 5 can be contacted at 100 Pine Street-Suite 560, San Francisco, CA 94111.
(2)
Includes spousal ownership of 22,930 common shares in which Mr. Wrensen claims no beneficial interest. Includes 18,135 common shares consistent with the Internal Revenue Code’s attribution standards in which Mr. Wrensen claims no beneficial interest. Mr. Wrensen’s options to purchase an additional 38,405 common shares exercisable within 60 days of September 30, 2010 are not included.

(3)	Mr. Blackburn’s options to purchase an additional 8,000 common shares exercisable within 60 days of September 30, 2010 are not included.
(4)	Mr. Grainer’s options to purchase an additional 8,750 common shares exercisable within 60 days of September 30, 2010, are not included.
(5)	Mr. Jones’s options to purchase an additional 7,600 common shares exercisable within 60 days of September 30, 2010, are not included.
(6)	Mr. Ranzini has sole voting power for a group of private investors.
(7)	Mr. Spottke is a private investor.
(8)	Mr. Reyes is a private investor.
(9)	100 Pine Street-Suite 2450, San Francisco, CA 94111. Voting control is unknown.
(10)	Mr. Konczal is a former Officer and Director. 100 Pine Street-Suite 2450, San Francisco, CA. Options to purchase 13,750 common shares exercisable within 60 days of September 30, 2010 are not included.
(11)	Includes Mr. Wrensen, Mr. Blackburn, Mr. Grainer and Mr. Jones.

 *Less than 1.0% owned.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this Proxy Statement, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the SEC and are delivering to you with the copy of this Proxy Statement. The information provided on our website, www.elcreit.com, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated by reference. This Proxy Statement incorporates by reference the following documents:

•our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on April 15, 2010; and
•our Quarterly Report on Form 10-Q for the period ended June 30, 2010 filed on August 24, 2010.

       The information contained in this Proxy Statement speaks only as of the date of this Proxy Statement unless the information specifically indicates that another date applies.  Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement are not necessarily complete and each such statement is qualified in its entirety by reference to the document filed as an exhibit with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may also read and copy any of our SEC filings at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Our SEC filings are also available to the public at the SEC web site at www.sec.gov.

        We have not authorized anyone to give any information or make any representation about the proposals that is different from, or in addition to, that contained in this Proxy Statement. Therefore, you should not rely on any other information.

OTHER BUSINESS

        The Board does not know of any other matter to be acted upon at the Meeting. Under our Bylaws, no business may be brought before a special seeting except as specified in the notice of the special meeting.

By Order of the Board of Directors
/s/ Andrea Barney
Andrea Barney, Acting Secretary

Dated: October 19, 2010
San Francisco, California

SPECIAL MEETING OF STOCKHOLDERS OF

EASTERN LIGHT CAPITAL, INCORPORATED.

NOVEMBER 4, 2010

        The undersigned stockholder(s) of Eastern Light Capital, Incorporated a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement dated October 19, 2010, and hereby appoint Richard J. Wrensen, with full power of substitution, as attorneys-in-fact and proxies for, and in the name and place of, the undersigned, and hereby authorizes him to represent and to vote all of the shares which the undersigned is entitled to vote at the Special Meeting of Stockholders of Eastern Light Capital, Incorporated to be held on November 4, 2010, at 10:00 a.m., Pacific Daylight Time, and at any adjournments thereof, upon the matters as set forth in the Notice of Special Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

        THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE SPECIAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED "FOR" THE PROPOSAL.

        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL
TO AMEND TO THE COMPANY'S CHARTER
TO INCLUDE CONVERTIBILITY OF THE SERIES A PREFERRED STOCK INTO COMMON STOCK

		FOR	AGAINST	ABSTAIN
1.	Proposal to Amend the Company's Charter to Include Convertibility of the Series A Preferred Stock into Common Stock

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s).

If no other indication is made, the proxies shall vote "FOR" the Proposal to amend the Company's Charter to include convertibility of the Series A Preferred Stock into Common Stock.

A vote "FOR" the Proposal is recommended by the Board of Directors.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE ENCOURAGED TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE OR BY VOTING BY TELEPHONE OR OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

If you have any questions regarding the proxy, or need assistance in voting your shares, please contact Richard Wrensen at 1-415-693-9500 ext. 102 or 888-956-7822 (toll free).

To change the address on your account, please indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

New address (if applicable):

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.